Exhibit 10.6
ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made and entered into this 1st day of July, 2011, by and between R Garden Inc., a Washington Corporation, (referred to herein as “Seller”), and AL Global Corporation, a California Corporation, DBA Youngevity (referred to herein as “Purchaser”). Whereas Seller is an established corporation in the marketing and sale of products related to Nutritional products and has developed a Distributorship Organization of independent authorized agents for the sale of its products, including the R Garden product brands. Whereas Purchaser wishes to acquire and seller wishes to sell / transfer, among other things, its Distributorship Organization and the R Garden product lines and this Agreement is to witness the following:

WITNESSETH:

1.
Sale of Business Assets.  Seller shall sell, transfer, convey, assign and deliver to the Purchaser and Purchaser shall purchase from the Seller subject to the terms and conditions set forth in this Agreement, the following Described Property: Certain business assets and properties owned or utilized by Seller including but not limited to: Seller’s Distributorship/Customer Organization, rights, and usage of intellectual property (including websites, and URLs), trademarks, and tradenames associated with the R Garden brands and product lines, certain product inventory (transferred to Purchaser to be held and sold on consignment) all of which are required to represent itself as carrying on the Business in succession to Seller and the right to use any words indicating that the Business is so carried on.

2.	Purchase Price. Seller shall receive from Purchaser certain fees as described below for the purchase of the Described Property.

A.)
Royalties.  Seller shall receive ten percent (10%) of the Net Sales from all the R Garden products for sixty (60) months.  Net Sales shall mean the gross invoiced sales price for all Products, Consignment Inventory and/or future manufactured products sold by Purchaser and its affiliates to third parties, less the following amounts: (1) credits or allowances actually given or made for rejection of, and for uncollectible amounts on, or return of previously sold Products; (2) any charges for freight, freight insurance, shipping, and other transportation costs; (3) any tax, tariff, duty or governmental charge; and (4) any import or export duties or their equivalent borne by the seller.

B.)
Commissions.  Seller shall be incorporated into the genealogy system for determining commissions within Purchaser’s Network Marketing systems.  This will enable Seller to receive regular commissions on the sales of distributors in Seller’s downlines along with all distributors coming over as part of this Agreement.  Commissions will be calculated using Purchaser’s regular commission structure and at regular intervals.

C.)
Remaining Inventory.  Seller shall be paid the cost of the existing inventory when it is sold.  Seller shall ship the remaining inventory to Purchaser.  Seller shall provide to Purchaser 1) a list of the remaining inventory being shipped to Purchaser and 2) a list of the cost of the remaining inventory.  As Purchaser will need to have the products produced in the future, Seller shall provide Purchase with the appropriate contact information, pricing and terms, for reordering additional products. Purchaser will hold that inventory on consignment for Seller.

3.	Payment of Purchase Price. The purchase price, as provided in Paragraph 2, shall be paid by the Purchaser in the following manner:

A.)
Royalties.  Fifteen days after the end of each calendar month commencing with the month after the Closing Date, Purchaser shall pay Seller the described percentage of such prior month’s product sales.  Any such payment shall be past due if not received by Seller before the 30th day of such month.

B.)	Commissions. Commission payments shall follow Purchaser’s regular business cycle, which currently is payment of commissions once per month on the fifteenth (15th) of each month or next business day.

C.)
Remaining Inventory.  Fifteen days after the end of each calendar month commencing with the month after the Closing Date, Purchaser shall provider Seller a listing of the number of remaining inventory products sold, and shall pay Seller the cost of those products of such prior month’s sales.  Any such payment shall be past due if not received by Seller before the 30th day of such month.

4.
Term.  The term of this Agreement is sixty (60) months.  Upon completion of the term, the complete purchase price for this Agreement will have been completed and the assets shall transfer to Purchaser.  However, the following issues may termination this Agreement if not cured within thirty (30) days and such cure must meet the approval of the offended party.

A.)
If Seller materially breaches paragraphs 6, 7, 8, and/or 9, and is not cured to the approval of Purchaser, Purchaser shall be able to terminate this Agreement and completely own Seller’s products, inventory, distributor organization and other assets described within this Agreement.

B.)
If Purchaser materially breaches paragraphs 6, 10, and/or 11, and is not cured to the approval of Seller, Seller shall be able to terminate this Agreement and recover such damages as described in this Agreement, including the ability to terminate this Agreement and completely retain Seller’s products, inventory, distributor organization and other assets described within this Agreement.

5.	Closing. Seller agrees to close this transaction no later than July 1, 2011. (the “Closing Date”).

6.	Post-Closing Obligations of Seller/Purchaser.

A.)
Seller agrees to use its best efforts in assisting with the transition / transfer of the Seller’s distributor/customer organization and records to Purchaser.  After Closing, Seller agrees to refer all order and inquiries related to the subject matter of this Agreement to Purchaser.  Seller further agrees to allow reasonable access to historical financial information as necessary.

B.)
Purchaser agrees to allow Seller reasonable access to its books and records for audit purposes of the net product sales attributable to the Seller’s distributor organization.  Purchaser agrees further to reasonably cooperate with Seller’s requests for information.  Seller shall notify Purchaser no less than ten (10) business days prior to the date of its intended inspection of books and records.  Such information shall be confidential and Seller shall not disseminate such information and may only use it for audit purposes.

C.)
Purchaser agrees to use its best efforts to maintain and increase the sales of the Seller’s distributor organization exclusively licensed from Seller.  Purchaser further agrees not to materially alter, transfer, assign, or otherwise dispose of such distributor organization until payment in full and the maturity of this agreement.

D.)	Purchaser shall use its best efforts to sell the inventory acquired from Seller and to prioritize the sale of such inventory.

E.)
Purchaser and Seller acknowledge that Seller’s Distributorship Organization, inventory, and the other assets constitute valuable assets to Purchaser. Purchaser and Seller therefore agree that during the term of this Agreement and for two (2) year period after this Agreement, Sellers shall not contract, utilize or attempt to utilize whether directly or indirectly, any portion of the either Seller’s and/or Purchaser’s Distributorship Organizations, if such action could have the effect of re-directing the resources and skills of such Distributors or Distributorship Organizations.  Such action would have serious and undeterminable financial ramifications that Seller could be held responsible for.

7.
Covenants of Seller.  Licensor covenants to Licensee that Licensor has good and marketable title in and to the assets being licensed and/or sold, free of all debts, liens and encumbrances, except as is expressly provided for herein.

8.
Seller’s Representations and Warranties.  Seller represents and warrants to Purchaser the following matters as of the date hereof, each of which shall also be true and complete as of the Closing Date as if made on the date of Closing, and each shall be deemed to be independently material:

A.)
That Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington. That all signatures to this Agreement have full corporate power to carry on the business as it is now being conducted and to enter into this Agreement on behalf of Seller and to bind Seller to the terms thereof.

B.)
That the execution of this Agreement by Seller and its delivery to Purchaser have been duly authorized by Seller’s Board of Directors and such Agreement and the execution and delivery thereof have been duly approved by all the holders of Seller’s outstanding shares; and no further corporate action is necessary on Seller’s part to make this Agreement valid and binding upon it in accordance with its terms.

C.)	That Seller is neither a foreign corporation, foreign person nor intermediary for a foreign corporation or foreign person, subject to withholding requirements of the Internal Revenue Service.

9.	Breach of Representations and Warranties. In the event that any of the above representations or warranties are breached, then Purchaser shall have the right to recover its damages from Seller.

10.	Purchaser’s Representations and Warranties. Purchaser represents and warrants as follow, to-wit:

A.)
That Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of California and has full corporate power to carry on its business as it is now being conducted and to enter into and fully perform its obligations under the term of this Agreement.

B.)
That the proprietary information relating to the distributor organization made the subject of this Agreement shall remain confidential and neither Purchaser nor Seller shall release or otherwise disclose, except as required by law, such information without the prior written consent of the other party.

11.
Default.  If Purchaser fails to timely pay or fails to perform any of Purchasers obligations or breaches any of Purchasers representations or warranties, Seller may recover its damages, elect to rescind this Agreement and/or seek any and all equitable or legal remedies available.

12.
Other Documents.  Seller further agrees to execute and deliver to Purchaser all deeds, assignments, documents of title, and other instruments which may be necessary to effect the transfer of the assets and properties described in this Agreement.

13.
Notices.  Any notice, request, demand, instruction or other communication to be given to either party hereunder, except for those required to be delivered at Closing, shall be in writing and shall be deemed to be delivered upon the earlier of actual-receipt (whether by hand delivery or delivery service) or upon deposit with the U.S. Postal Service, registered or certified mail, postage prepaid, return receipt requested, and addressed as follows:

If to Seller:

Don Smyth
P.O. Box 417
14 Enzyme Lane
Kettle Falls, WA 99141

If to Purchaser:

Youngevity
Attn: Steve Wallach
2400 Boswell Rd.
Chula Vista, CA 91914

14.
Governing Law / Jurisdiction.  This Agreement is being executed and delivered, and is intended to be performed, in the State of California, and the laws of such State shall govern the validity, construction, enforcement and interpretation of this Agreement unless otherwise specified herein.

15.
Entirety and Amendments.  This Agreement and the Exhibits attached hereto embody the entire agreement between the parties and supersedes all prior agreements and understandings, if any, relating to the Subject Property and may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought. Further, the prevailing party in any litigation between the parties shall be entitled to recover, as a part of its judgment reasonable attorney’s fees.

16.
Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of the Agreement. The remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid or enforceable.

17.	Parties Bound. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective heirs, personal representatives, successors and assigns.

18.
Further Acts.  In addition to the acts recited in this Agreement to be performed by Seller and Purchaser, Purchaser and Seller agree to perform or cause to be performed at or after Closing any and all such further acts as may be reasonably necessary to consummate the sale contemplated hereby.

19.
Third Party Beneficiaries.  The rights, privileges, benefits and obligations arising under or created by this Agreement are intended to apply to and shall only apply to Purchaser and Seller and no other persons or entities.

20.
Purchaser’s Authority. The person executing this Agreement on behalf of Purchaser warrants to Seller that he has the Authority to execute this Agreement on behalf of Purchaser and to bind Purchaser pursuant to the terms hereof.

21.	Effective Date. The effective date of this Agreement shall be the date this Agreement is executed by both Seller and Purchaser. References to “Date of Agreement” are to the effective date.

22.	Captions. The captions herein contained are for the purpose of identification only and shall not be considered in construing this Agreement.

23.	Time is of Essence. Time is of the essence of this Agreement and each and every provision hereof.

24.
Survivability.  This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their respective heirs, legal representatives, successors, and assigns.  In the event of change of ownership or management of either party, this Agreement will remain in full force and effect upon the successors of either Purchaser and/or Seller.

25.	Assignment. Purchaser may assign its right, title and interest in and to the agreement to any person or entity, upon approval of Seller.

26.
Arbitration / Attorney’s fees.  Any controversy or claim arising out of or related to this Agreement or its subject matter, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), but not administered by the AAA, before a panel of three Arbitrators whose compensation therefore shall be set by agreement of the parties should such proceeding become necessary. The panel shall be selected by each party selecting one neutral arbitrator and the persons thus selected shall select a third arbitrator who may not be a person suggested by either party. Judgment upon the award rendered by the arbitrator may be entered in any Court having jurisdiction thereof. Any Arbitration shall be conducted in San Diego, California. The non-prevailing party in any cause of action brought hereunder, pursuant hereto, or in connection herewith, inclusive without limitation of an action for declaratory or equitable relief, shall be liable for the reasonable attorney’s fees, expenses and costs of suit incurred by the prevailing party therein.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed on the date and year first above written.

PURCHASER:	AL Global Corporation,
DBA Youngevity,a California corporation

By:
Name:
Title:

SELLER:	R Garden Inc.
a Washington corporation

By:
Name:
Title: